EXHIBIT 2.2

                              AMENDMENT NO. 1

            AMENDMENT, dated as of October 19, 1999, by and between F&M Bancorp, a Maryland corporation ("Buyer"), and Patapsco Valley Bancshares, Inc., a Maryland corporation (the "Company"), to the Agreement and Plan of Merger, dated as of September 7, 1999 (the "Merger Agreement"), by and between Buyer and the Company. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

            WHEREAS, Buyer and Seller desire to amend the Merger Agreement
(a) to provide procedures for handling demands by holders of Company Common Stock for payment of the fair value of Company Common Stock in lieu of the merger consideration as contemplated by Sections 3-201 to 3-213 of the Maryland General Corporation Law and (b) in accordance with a request from the Federal Reserve Bank to obtain a waiver for the Federal Reserve Bank's approval of the merger under the Bank Holding Company Act and the Federal Reserve Board's Regulation Y.

            NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

      2. Section 1.4(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

                  (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in
      Section 1.4(b) hereof) and other than Dissenting Shares (as such term is defined in Section 1.4(c) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.18 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock"). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this
      Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with
      Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

by adding the phrase "and other than Dissenting Shares (as such term is defined in Section 14.(c) hereof)" immediately after the phrase "(except for Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof)".

      4. Section 1.4 of the Merger Agreement is hereby amended by adding the following subsection (c):

                  (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of the Merger and with respect to which appraisal rights shall have been properly demanded in accordance with Section 3-203 of the MGCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Buyer Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 3-202 of the MGCL; provided, however, that (i) if any holder of Dissenting Shares withdraws his demand for appraisal or payment of the fair value of such shares or (ii) if any holder shall become ineligible for such payment of the fair value of such shares, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such holder's Dissenting Shares shall cease to be Dissenting Shares and shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Buyer Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof. The Company shall give Buyer (A) prompt notice of any written demands for appraisal or payment of fair value of any Company Common Stock, withdrawals of such demands and any other documents or instruments served pursuant to Section 3-203 of the MGCL received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or payment of fair value of shares of Company Common Stock. The Company shall not make any payment with respect to any demands for appraisal or payment of fair value without the prior written consent of Buyer and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

      6. Section 6.1(r) of the Merger Agreement is hereby amended in its entirety to read as follows:

                  (r) without at least 24-hour prior written notice to Buyer, make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $1,000,000 or in an amount which, when aggregated with any existing indebtedness to the Company and its Subsidiaries and lines of credit from the Company and its Subsidiaries of such borrower and its affiliates, would exceed $1,000,000. In addition to such notice, the Company shall furnish to Buyer, promptly upon its substantial completion, the information package prepared by the Company's (or such Subsidiary's) loan committee with respect to such proposed loan requests and any other information that Buyer may reasonably request; or

      8. Each of the parties hereto represents to the other that (a) it has full corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with such Amendment and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

      10. Except as expressly amended by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects.

      12. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, which delivery may be made by facsimile transmission.

      14. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to any applicable conflicts of law.

      16. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, this Amendment shall govern.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   F&M BANCORP


                                   By _________________________________

                                   Name:  Faye E. Cannon
                                   Title: President & Chief Executive
                                            Officer


Attest:



___________________________
Name: Gordon M. Cooley
Title: Secretary


                                   PATAPSCO VALLEY BANCSHARES, INC.



                                   By ___________________________________
                                   Name:    John S. Whiteside
                                   Title:   President & Chief Executive
                                            Officer


Attest:



_____________________________
Name:  Edwin B. McKee
Title: Secretary